Exhibit 99.2

SPEEDWAY MOTORSPORTS, INC.

2008 FORMULA RESTRICTED STOCK PLAN

FOR NON-EMPLOYEE DIRECTORS

Amended and Restated as of April 17, 2012

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Restricted Stock Agreement”) is entered into as of                      (the “Grant Date”) between SPEEDWAY MOTORSPORTS, INC., a Delaware corporation (the “Company”), and                      (the “Non-Employee Director”).

WHEREAS, the Company has adopted the Speedway Motorsports, Inc. 2008 Formula Restricted Stock Plan for Non-Employee Directors, Amended and Restated as of April 17, 2012 (the “Plan”), pursuant to which the Company shall, from time to time, make grants of restricted shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), to eligible members of the Board of Directors of the Company (the “Board of Directors”) who are not employees of the Company or any of its subsidiaries;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.	Grant of Restricted Stock. In consideration for the Non-Employee Director’s service on the Board of Directors and subject to the terms and conditions set forth in this Restricted Stock Agreement and the Plan, the Company hereby grants to the Non-Employee Director ( ) shares of Common Stock (the “Restricted Stock”).

2.	Vesting.

(a)	Except as provided in paragraph (b) below, the Restricted Stock shall vest in full on the earlier of (i) the first anniversary of the Grant Date or (ii) the day before the next annual meeting of the Company’s stockholders following the Grant Date.

(b)	Notwithstanding the foregoing, if this Restricted Stock Agreement pertains to a grant of Restricted Stock to the Non-Employee Director made in connection with his or her initial appointment to the Board of Directors but after the annual meeting of the Company’s stockholders has been held for the calendar year in which such initial appointment occurs, then the Restricted Stock shall vest in full on the first anniversary of the Grant Date.

(c)	Except in the case of a termination of service upon a Change in Control (as defined in the Plan), vesting is subject to continued service as a member of the Board of Directors through the applicable vesting date.

(d)	Notwithstanding the foregoing, the Restricted Stock shall become fully vested upon a Change in Control in accordance with the terms of the Plan.

3.	Termination of Service. Except in the case of a termination of service upon a Change in Control, if the Non-Employee Director’s service on the Board of Directors terminates for any reason, all shares of Restricted Stock not vested at the time of such termination shall be immediately and automatically forfeited by the Non-Employee Director.

4.	Restrictions on Transferability. The Non-Employee Director may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock in any manner to the extent it remains unvested. No assignment, pledge or other transfer of the Restricted Stock, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective, but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock, the Restricted Stock shall be forfeited.

5.	Forfeiture Procedures. In the event of any forfeiture of the Restricted Stock, such forfeiture shall be automatic and without further act or deed by the Non-Employee Director. Notwithstanding the foregoing, if requested by the Company (or its agent), the Non-Employee Director shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.

6.	Tax Matters (Withholding and 83(b) Elections). To the extent applicable, the Non-Employee Director shall pay or make provision for payment to the Company the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock. The determination of the withholding amounts due in such event shall be made by the Company and shall be binding upon the Non-Employee Director. The Company shall not be required to deliver or release any shares of Common Stock unless the Non-Employee Director has made acceptable arrangements to satisfy any such withholding requirements. Notwithstanding the foregoing, nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

THE NON-EMPLOYEE DIRECTOR ACKNOWLEDGES THAT HE OR SHE IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH THE NON-EMPLOYEE DIRECTOR’S OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE NON-EMPLOYEE DIRECTOR THAT MAY ARISE IN CONNECTION WITH THE RESTRICTED STOCK, INCLUDING THE DECISION TO MAKE AND TIMELY FILE, AND THE CONSEQUENCES OF, ANY ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE. THE NON-EMPLOYEE DIRECTOR ALSO SHALL TIMELY DELIVER A COPY OF ANY SUCH SECTION 83(B) FILING TO THE COMPANY.

7.

Rights as Stockholder. Notwithstanding the foregoing vesting and transfer restrictions that apply to the Restricted Stock, but subject to the terms of this Restricted Stock Agreement and the Plan, the Non-Employee Director generally shall otherwise have the beneficial ownership of the Restricted Stock and shall be entitled to exercise the rights and privileges of a shareholder with respect to the Restricted Stock, including the right to receive dividends (if any) paid with respect to such shares and the right to vote such shares; provided, however, that (a) any dividend payments will be made no later than the end of the calendar year in which the dividends are paid to shareholders of the Common Stock; and (b) with respect to any shares of Common Stock that arise from dividends or adjustments under Section 9 with respect to the Restricted Stock, the Non-Employee Director shall have the same rights and privileges, and shall be subject to the same restrictions, that apply to the Restricted Stock under this Restricted Stock Agreement and the Plan.

8.	Book-Entry Form. The shares of Restricted Stock generally shall be evidenced in book-entry or similar form and maintained by or on behalf of the Company in such form. In such case, no stock certificates shall be issued and the applicable restrictions will be noted in the records of the Company and its transfer agent. Notwithstanding the foregoing, in the discretion of the Company, a certificate or certificates representing the Restricted Stock may be registered in the name of the Non-Employee Director and held in escrow or other custody by or on behalf of the Company. In either case, each certificate or book-entry record may bear such legends as the Company deems appropriate to reflect the applicable terms and conditions upon the Restricted Stock.

9.	Adjustments. The Restricted Stock granted pursuant to this Restricted Stock Agreement shall be subject to adjustment as provided in the Plan in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other relevant changes in the Company’s capital structure. The existence of the Restricted Stock shall not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

10.	Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Non-Employee Director pursuant to this Restricted Stock Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Restricted Stock Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Restricted Stock Agreement. The Company may require that the Non-Employee Director make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

11.	Resolution of Disputes; Interpretation. Subject to the Plan, the Board of Directors shall have the full and exclusive authority and discretion to resolve any question of interpretation, dispute or disagreement that arises under, or as a result of, this Restricted Stock Agreement, and any such determination or interpretation by the Board of Directors shall be final, binding and conclusive on all parties.

12.	Miscellaneous.

(a)	Binding on Successors and Representatives. Subject to the transfer restrictions applicable to the Non-Employee Director hereunder and other conditions hereof, this Restricted Stock Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Non-Employee Director’s heirs, executors, administrators, and personal representatives; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument which may be necessary legally to effect the terms and conditions of this Restricted Stock Agreement.

(b)	No Service Rights. Nothing contained in this Restricted Stock Agreement shall confer upon the Non-Employee Director any right to continue in the service of the Company nor interfere with or limit in any way the right of the Company to terminate the Non-Employee Director’s service for the Company.

(c)	Entire Agreement. This Restricted Stock Agreement together with the Plan constitute the entire agreement of the parties with respect to the Restricted Stock and supersede any previous agreement, whether written or oral, with respect thereto. This Restricted Stock Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Restricted Stock Agreement and the terms of the Plan, the terms of the Plan shall control.

(d)	Amendment. Except as otherwise provided below or in the Plan, neither this Restricted Stock Agreement nor any of the terms and conditions herein set forth may be modified or amended except by a writing signed by both parties. Notwithstanding the foregoing, it is intended that this Restricted Stock Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Board of Directors may, without obtaining the consent of the Non-Employee Director, amend this Restricted Stock Agreement in any respect it deems necessary or advisable to comply with applicable law, including, but not limited to, Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Restricted Stock Agreement from being subject to Section 409A of the Code.

(e)	Construction and Definitions. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. Capitalized terms not otherwise defined in this Restricted Stock Agreement shall have the meanings ascribed to them in the Plan.

(f)

Notices. All notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, when so delivered, (ii) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service, or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office. In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company, at the following address:

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Attention: General Counsel

If to the Non-Employee Director, to the Non-Employee Director’s address appearing in the Company’s records.

(g)	Governing Law. This Restricted Stock Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that the jurisdiction and venue for any action, suit or proceeding arising out of or related to this Restricted Stock Agreement shall be exclusively in the state or federal courts sitting in Mecklenburg County, North Carolina.

(h)	Severability. The invalidity or unenforceability of any particular provision of this Restricted Stock Agreement shall not affect the other provisions hereof, and the Board of Directors may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the day and year first written above.

SPEEDWAY MOTORSPORTS, INC.	NON-EMPLOYEE DIRECTOR

Signature	Signature

Name and Title of Authorized Person	Name of Non-Employee Director

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